FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, is made by and among each registrant identified on Schedule A (each, an “Acquiring Company”), each on behalf of itself and its series identified on Schedule A (if any), severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each registrant identified on Schedule B (each, an “Acquired Company”), on behalf of itself and its series identified on Schedule B (if any), severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”), and shall become effective on June 23, 2023 (the “Effective Date”).

WHEREAS, each Acquired Company and Acquiring Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and/or Section 12(d)(1)(C) of the 1940 Act subject to compliance with the conditions of the Rule; and registered open-end investment companies, such as the Acquired Funds, as well as their Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and/or Section 12(d)(1)(C) of the 1940 Act, as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds, and the Acquired Funds, Distributor or Brokers may sell shares of the Acquired Funds to the Acquiring Funds, in reliance on the Rule and in compliance with the additional terms of this Agreement.

1.	Terms of Investment

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant (as defined below) that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the Acquired

Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets. An Authorized Participant is a broker-dealer or other participant in the Continuous Net Settlement System of the National Securities Clearing Corporation (NSCC) or a participant in DTC with access to the DTC system, and who has executed an agreement with the Distributor that governs transactions in the Funds’ Creation Units.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided in accordance with the foregoing is not a purchase order or otherwise a commitment to purchase and constitutes an estimate that may materially differ from the amount, timing and manner in which a future purchase order is submitted, if any.

(b)

In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations and Obligations of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to acquired funds (as defined in the Rule); (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations and Obligations of the Acquiring Funds

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or 12(d)(1)(C) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to acquiring funds (as defined in the Rule); (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:

(i) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities;

(iii) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 25% or more of such Acquired Fund’s total outstanding voting securities; and

(iv) if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii) or (iii) above.

(c)

In addition, the aggregate of all Acquiring Fund investments in any one Acquiring Fund must be less than 25% of the Acquired Fund’s total outstanding voting securities. The Acquiring Funds shall monitor such limit and report any breach thereof to the Acquired Fund.

(d)

Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined in the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or swap dealer, will (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(e)

An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.	Indemnification; Liability

(a)

Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)

Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees or agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c)

In any action involving the parties to this Agreement, the parties agree to look solely to the relevant Acquiring Fund(s) of the Acquiring Company or the relevant Acquired Fund(s) of the Acquired Company, as the case may be, that are involved in the matter in controversy and not to any other Acquiring Funds and/or Acquired Funds, as the case may be. Any liability of more than one of any Acquiring Company, Acquiring Fund, Acquired Company and/or Acquired Fund shall be several and not joint as between or among the relevant Acquiring Companies, Acquiring Funds, Acquired Companies and/or Acquired Funds.

5.	Notices

All notices, including all information that a party is required to provide to one or more other parties hereto under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below for receipt of such notice or to such other person as a party may designate to the other parties in writing in accordance with the terms of this Section.

If to an Acquiring Company:	If to an Acquired Company:

Lazard Asset Management LLC

Attn: General Counsel

30 Rockefeller Plaza

New York, NY 10112

Email: lam.ny.legal@lazard.com

With a copy to:

Allison M. Fumai

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Email: allison.fumai@dechert.com

Daniel Beckman

c/o Columbia Threadneedle Investments

290 Congress Street

Boston, MA 02110

Email: dan.beckman@columbiathreadneedle.com

With a copy to:

Ryan Larrenaga

c/o Columbia Threadneedle Investments

290 Congress Street

Boston, MA 02110

Email: ryan.c.larrenaga@columbiathreadneedle.com

6.	Term and Termination; Assignment; Amendment

(a)

This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds, and remain effective with respect to the remaining Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c)

This Agreement may not be assigned by a party without the prior written consent of the other parties. In the event a party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be deemed to make the representations, warranties and covenants in this Agreement applicable to the assigning party and be bound by the acknowledgements and agreements of this Agreement applicable to the assigning party.

(d)	Other than as set forth in Section 7 below and with respect to notice information, this Agreement may be amended only by a writing that is signed by each party.

7.	Additional Acquiring Companies and Acquired Companies; Additional Acquiring Funds and Acquired Funds

(a)

In the event that any investment company in addition to those listed on Schedule A and Schedule B hereto desires to become a party to this Agreement, it shall notify the other parties in writing, and, if the other parties agree in writing, such investment company (and any of its series requested to become subject to this Agreement) shall become an Acquiring Company or Acquired Company hereunder, and such Acquiring Company or Acquired Company, and its requested Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

(b)

In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) involved in the matter in controversy and not to any other series of the Acquired Funds.

(c)

In the case of any Fund which is a series of ETF Trusts I and II (each, a “Massachusetts Business Trust”), a copy of the Declaration of Trust of each Massachusetts Business Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of a Massachusetts Business Trust shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable series of each Massachusetts Business Trust.

(d)

In the event that an Acquiring Company or an Acquired Company wishes to include one or more of its series in addition to those listed on Schedule A or Schedule B, respectively (to the extent such schedule does not already encompass future series), the relevant party shall notify the other parties in writing, and, with respect to any addition to Schedule B only, if the other parties agree in writing, such series shall become Acquiring Fund(s) or Acquired Fund(s) hereunder, and the Acquiring Company or Acquired Company, as the case may be, on behalf of its relevant series being added as Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.	Miscellaneous

(a)

All representations, warranties, covenants, acknowledgements or other agreements set forth in this Agreement made by an Acquiring Fund or an Acquired Fund, shall be considered to be made by the relevant Acquiring Company, on behalf of the Acquiring Fund, or the relevant Acquired Fund, on behalf of the Acquiring Fund, respectively.

(b)

If an Acquiring Company or an Acquired Company does not have any Acquiring Funds or Acquired Funds, respectively, then any reference to an Acquiring Fund or Acquired Fund shall refer to such Acquiring Company or Acquired Company.

(c)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)

If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and enforceable to the fullest extent permitted by applicable law.

(e)

The parties agree that no director/trustee, officer, employee, agent or shareholder of a Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Funds.

(f)	This Agreement will be governed by the laws of the State of New York without regard to any conflicts of law principles.

(g)

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements, understandings and negotiations.

(h)	This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

9.	Termination of Prior Agreements

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between or among one or more Acquiring Companies and Acquired Companies that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or any other conditions, terms or other actions required to effectively terminate such Prior Section 12 Agreements as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

THE LAZARD FUNDS, INC.

on behalf of itself and its Acquiring Fund(s) listed on Schedule A, severally and not jointly

/s/ Shari Soloway
Name:	Shari Soloway
Title:	Dir, Head of Legal, North America
Date:	June 28, 2023

Columbia ETF Trust I and Columbia ETF Trust II

each on behalf of its series set forth on Schedule B, severally and not jointly

/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga
Title:	Senior Vice President
Date:

SCHEDULE A

Acquiring Companies and Acquiring Funds

Acquiring Companies	Acquiring Funds
The Lazard Funds, Inc.	All existing and future series

SCHEDULE B

Acquired Companies and Acquired Funds

Acquired Companies	Acquired Funds
Columbia Funds

Columbia ETF Trust I

Columbia Diversified Fixed Income Allocation ETF

Columbia Multi-Sector Municipal Income ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced Value ETF

Columbia Seligman Semiconductor and Technology ETF

Columbia Short Duration Bond ETF

Columbia Sustainable International Equity Income ETF

Columbia Sustainable U.S. Equity Income ETF

Columbia Research Enhanced Real Estate ETF

Columbia Funds	Columbia ETF Trust II Columbia EM Core ex-China ETF Columbia Emerging Markets Consumer ETF Columbia India Consumer ETF